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Exhibit 3.1
                         ARTICLES OF INCORPORATION
                                     OF

                          SHOGUN CONSULTING, INC.

June 8, 1998
Dean Heller Secretary of State
/S/ Dean Heller
---------------
No. C13268-98

     FIRST.    The name of the corporation is:

                         SHOGUN CONSULTING, INC.

     SECOND.   That the name of the agent for service of process is Marilyn
K. Radloff and that the office of agent for service of process is located at 115 Taurus Circle, Town of Reno, County of Washoe, Zip Code 89511, State of Nevada, and that the corporation may maintain an office, or offices within or without the State of Nevada as may from time to time be designated by the Board of Directors, or by the by-laws of said corporation, and that this corporation may conduct all corporation business of every kind and nature, including the holding of all meetings of directors and stockholders outside the State of Nevada as well as within the State of Nevada.

     THIRD.    The objects for which this corporation is formed are to
engage in any lawful activity.


     FOURTH.   That the total number of voting common stock authorized that may be used by the corporation is ONE HUNDRED MILLION (100,000,000) shares of stock with a par value of $.0001 and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.


     FIFTH.    The governing board of this corporation shall be known as
directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation, providing that the number of directors shall not be reduced to less than three (3), except in cases where all the shares of the Corporation are unissued or owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

     The name and post office address of the Board of Directors, which shall be two (2) in number, is as follows:

          Jay A. Geier                       David S. Archer
          5234 Michelson Drive #23D          2 Via Tronido
          Irvine, CA 92612                   Rancho San Margarita, CA 92688

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     SIXTH     The capital stock, after the amount of the subscription
price or par value has been paid in, shall not be subject to assessment to pay the debts of the corporation. The personal liability of the Directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the General Corporation Law of the State of Nevada, as the same may be supplemented and amended.

     SEVENTH   The name and post office address of the incorporator signing the Articles of Incorporation is as follows:

     Marilyn K. Radloff
     115 Taurus Circle
     Reno, NV 89511

     EIGHTH    The corporation is to have perpetual existence.

     NINTH     In furtherance but not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of the corporation;

     to fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation; and

     by Resolution passed by a majority of the whole Board, to designate one (1) or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in the Resolution, or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation. Such committee, or committees, shall have such name, or names as may be stated in the by-laws of the corporation, or as may be determined from time to time by Resolution adopted by the Board of Directors.

     When and as authorized by the affirmative vote of stockholders holding stock and entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its Board of Directors deems expedient and in the best interest of the corporation.


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     TENTH:    No shareholder shall be entitled as a matter of right to
subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

     ELEVENTH This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in a manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders here are granted subject to this reservation.

     I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of May, 1998.

                                                    /S/ Marilyn K. Radloff
                                                  -------------------------

                    ------------------------------------

STATE OF NEVADA          }
                         }    SS.
COUNTY OF WASHOE         }

     On this 27th day of May, 1998, before me, the undersigned, a Notary Public in and for the County of Washoe, State of Nevada, personally appeared Marilyn K. Radloff, who proved to me upon satisfactory evidence, to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same.

/Stamp/
LANCE STEVENS                                             /S/ Lance Stevens
State Seal                                               ------------------
Notary Public - State of Nevada                               Lance Stevens

Appointment Recorded in Washoe County
No. 96-5368-2 - Expires Sept. 13, 2000